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                                                                    EXHIBIT 23.2


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


         We consent to the reference to our firm under the caption "Experts" in
the Registration Statement (Form S-8 No. 333-     ) pertaining to the Salary
Savings Plan and the Roger Bouchard Insurance, Inc. 401(k) Plan of First National Bankshares of Florida, Inc. of First National Bankshares of Florida, Inc. Salary Savings Plan and the Roger Bouchard Insurance, Inc. 401(k) Plan and to the incorporation by reference therein of our report dated October 16, 2003 with respect to the consolidated financial statements of First National Bankshares of Florida, Inc. included in its Form 10 dated December 22, 2003 filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP

Birmingham, Alabama
January 8, 2004